Exhibit 10.53
     RESOLVED, that each of Lee B. Foster II, Peter McIlroy II, G. Thomas McKane, Diane B. Owen, William H. Rackoff and Susan B. Rowland shall be awarded, under the 2006 Omnibus Plan, as amended, 1,750 shares of the Corporation’s common stock upon being elected a director of the Company at the 2008 annual meeting of the Company’s shareholders; and further
     RESOLVED, that the Corporation be, and it hereby is, authorized to issue the stock referred to in the foregoing resolution; and further
     RESOLVED, that, in addition to stock awarded under the 2006 Omnibus Incentive Plan, as amended, the cash compensation of the Chairman of the Board shall be $85,000 per annum, plus $2,000 for every non-telephonic board meeting attended, $1,000 for each Committee (of which the Chairman is a member) meeting (telephonic or non-telephonic) attended, and $1,000 for each telephonic board meeting attended, payable quarterly in arrears, effective May 28, 2008; and further
     RESOLVED, that, in addition to the stock awarded under the 2006 Omnibus Incentive Plan, as amended, the annual fee paid to each of the Corporation’s outside directors, other than the Chairman of the Board, shall be the sum of (i) a $42,500 annual base fee for each Chairman of the Audit Committee, Compensation Committee and the Nomination & Governance Committee and a $40,000 annual base fee for other outside directors; (ii) $1,000 for each non-telephonic Board of Directors meeting attended (whether such attendance is in person or via telephone) and (iii) $500 for each Committee (of which the director is a member) meeting (telephonic or non-telephonic) attended and $500 for each telephonic Board of Directors meeting attended, payable quarterly in arrears, effective June 1, 2008.